EXHIBIT 99.1

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Board of Directors
Center Trust, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, California 90266-3696

We hereby consent to the use of our opinion letter, dated November 5, 2002, to the Board of Directors of Center Trust, Inc. (“Center Trust”) as Annex E to the Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific Retail Properties, Inc., with and into Center Trust and to the references to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to such opinion in such Proxy Statement/Prospectus under the captions “SUMMARY—Opinion of Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Recommendation of Center Trust’s Board of Directors,” “THE MERGER—Center Trust’s Reasons for the Merger,” “OPINION OF FINANCIAL ADVISOR TO CENTER TRUST,” “OPINION OF FINANCIAL ADVISOR TO CENTER TRUST—Summary of Merrill Lynch’s Financial Analyses,” “THE MERGER AGREEMENT—Representations and Warranties” and “THE MERGER AGREEMENT—Additional Agreements.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ William M. Cockrum IV

December 9, 2002